EMPLOYMENT AGREEMENT
                              --------------------


      This Employment Agreement (the "Agreement") is entered into on December 21, 2005 by and between Carl H. Gruenler (the "Executive") and US Global Nanospace, Inc., a Delaware corporation (the "Company").

      WHEREAS, the Company believes that Executive's service, experience, and knowledge are valuable to the Company in connection with its business; and

      WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the President and Chief Executive Officer of the Company and the Chairman of its Board of Directors.

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

      1. Employment. The Company hereby employs Executive and Executive accepts such employment upon the terms and conditions hereinafter set forth.

      2. Term of Employment. Subject to the provisions of Section 6, the term of Executive's employment pursuant to this Agreement shall commence on and as of the date hereof and shall terminate on December 31, 2006. Subject to the provisions of Section 6, this Agreement will be automatically renewed for successive periods of one year after December 31, 2006, unless Executive is otherwise notified in writing during the Term. In this Agreement the word "Term" shall, depending on the context used, refer to the initial term or to any renewal period.

      3. Duties; Extent of Service. During Executive's employment under this Agreement, Executive (i) shall serve as an employee of the Company with the titles and positions of President, Chief Executive Officer and Chairman of the Board of Directors, reporting to the Board of Directors of the Company, and shall have such executive responsibilities as the Board of Directors of the Company shall from time to time designate, provided that, in all cases Executive shall be subject to the oversight and supervision of the Board of Directors of the Company in the performance of his duties, and (ii) shall render all services reasonably incident to the foregoing. Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use Executive's best efforts in, and shall devote Executive's full working time, attention, skill and energies to, the advancement of the interests of the Company and the performance of Executive's duties and responsibilities hereunder.

      4. Salary and Stock Options.

            (a) Salary. Effective as of October 1, 2005 and continuing during Executive's employment under this Agreement, the Company shall pay Executive a salary at the rate of three hundred ninety-five thousand dollars ($395,000) per annum (the "Salary"). Such Salary shall be subject to withholding under applicable law, shall be prorated for partial years and shall be payable in periodic installments not less frequently than monthly in accordance with the Company's usual practice for its executive officers as in effect from time to time. Until the Company enters into a contract (or contracts) for the sale or licensing of its products or provision of its services, which contract(s) must have a total value of at least ten million dollars ($10,000,000), the Salary shall be paid in registered shares of the Company's common stock, $0.01 par value ("Common Stock"), issued from the US Global Nanospace, Inc. Amended and Restated 2002 Stock Plan or any other employee equity incentive plan the securities of which are registered on a Form S-8 registration statement filed with the Securities and Exchange Commission. Once the Company has received an executed, legally binding contract(s) having a total value of at least ten million dollars ($10,000,000) or in the event the Company is sufficiently capitalized as determined by the Board of Directors, the Company shall pay the Salary in cash.

            (b) Stock Grant and Options. On January 2, 2006 the Company shall grant to Executive, from the US Global Nanospace, Inc. Amended and Restated 2002 Stock Plan (the "Plan"), a stock bonus under Section 8 of the Plan of one million (1,000,000) shares of Common Stock. The Company agrees that it shall increase the number of shares in the Plan or adopt a new employee equity incentive plan that will include at least four million (4,000,000) shares of Common Stock, and shall register such shares on a Form S-8 registration statement filed with the Securities and Exchange Commission, as soon as commercially practicable after the date of this Agreement. On the date that the Company increases the number of shares of Common Stock in the Plan or, alternatively, adopts a new employee equity incentive plan, the Company shall grant to Executive, from the Plan or from the newly adopted employee equity incentive plan, an option to purchase 4,000,000 shares of Common Stock. The per share exercise price will be no less than 85% of the last trading price of the Common Stock on the date that the grant is made. The option shall have a term of seven years. The option shall vest as follows:

                  (i) upon the completion of the MAPSANDS technology and a
            government sponsored demonstration completed in any country, Executive shall be entitled to purchase one million (1,000,000) shares of Common Stock;

                  (ii) upon the receipt of a purchase order accepted by the
            Company, or the execution by the Company of an agreement, for the MAPSANDS technology or other products, which purchase order or agreement has a value to the Company of no less than one million dollars ($1,000,000), Executive shall be entitled to purchase five hundred thousand (500,000) shares of Common Stock;

                  (iii) upon the receipt of a purchase order accepted by the
            Company, or the execution by the Company of an agreement, for the MAPSANDS technology or other products, which purchase order or agreement has a value to the Company of no less than five million dollars ($5,000,000), Executive shall be entitled to purchase five hundred thousand (500,000) shares of Common Stock;

                  (iv) upon the receipt of a purchase order accepted by the
            Company, or the execution by the Company of an agreement, for the MAPSANDS technology or other products, which purchase order or agreement has a value to the Company of no less than ten million dollars ($10,000,000), Executive shall be entitled to purchase one million (1,000,000) shares of Common Stock;

                  (v) if, for two consecutive quarters, the Company shows
            positive cash flow in its quarterly filings with the Securities and Exchange Commission without further dilution of its Common Stock (with the exception of shares of Common Stock issued from the Plan or from the newly adopted employee equity incentive plan), Executive shall be entitled to purchase five hundred thousand (500,000) shares of Common Stock;

                  (vi) if, for two consecutive quarters, the Company reports profitability in its quarterly filings with the Securities and Exchange Commission, Executive shall be entitled to purchase five hundred thousand (500,000) shares of Common Stock;

provided, however, that upon the termination of Executive's employment as a result of the occurrence of a corporate transaction as described in Section 19.1 of the Plan (a "Corporate Transaction"), any portion of the option which is unvested shall immediately vest. Executive shall be entitled to this benefit, even if the newly adopted employee equity incentive plan does not include a comparable provision.

      5. Benefits.

            (a) Regular Benefits. During Executive's employment under this Agreement, Executive shall be entitled to participate in any and all medical, pension, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits as in effect from time to time for executive officers of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company.

            (b) Vacation. During Executive's employment under this Agreement, Executive shall receive paid vacation annually in accordance with the Company's practices for executive officers, as in effect from time to time, but in any event not less than two (2) weeks per calendar year.

            (c) Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive during Executive's employment hereunder to the extent in compliance with the Company's business expense reimbursement policies in effect from time to time and upon presentation by Executive of such documentation and records as the Company shall from time to time require.

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

            (d) Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

            (e) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement. Compliance with the provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof.

      6. Termination and Termination Benefits. Notwithstanding the provisions of
Section 2, Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

            (a) Termination by the Company for Cause. Executive's employment under this Agreement may be terminated for Cause without further liability on the part of the Company other than for accrued but unpaid Salary through the date of termination effective immediately upon written notice to Executive. "Cause" shall mean the following:

                  (i) the commission by Executive of any act of embezzlement, fraud, larceny or theft on or from the Company or an affiliate of the Company;

                  (ii) the commission by Executive of, or indictment of
            Executive for a felony or any misdemeanor, which misdemeanor involves moral turpitude, deceit, dishonesty or fraud;

                  (iii) failure to perform, or materially poor performance of,
            Executive's duties and responsibilities assigned or delegated under this Agreement, or any material misconduct or violation of the Company's policies, in either case, which continues for a period of thirty (30) days after written notice given to Executive; or

                  (iv) a material breach by Executive of any of the covenants, terms or provisions of this Agreement or any agreement between the Company and Executive regarding confidentiality, non-competition or assignment of inventions.


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

            (b) Termination by Executive. Executive's employment under this Agreement may be terminated by Executive by written notice to the Board of Directors at least sixty (60) days prior to such termination.

            (c) Termination by the Company Without Cause. Subject to the payment of Termination Benefits pursuant to Section 6(d), Executive's employment under this Agreement may be terminated without Cause by the Company upon written notice to Executive at least thirty (30) days prior to such termination.

            (d) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Executive under this Agreement shall terminate on the date of termination of Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of Executive's employment with the Company pursuant to Section 6(c) above or as the result of a Corporate Transaction, the Company shall pay to Executive the Salary for the remainder of the Term, payable in the manner set forth in Section 4 (the "Severance Benefits").

            The parties hereto agree that the Severance Benefits are to be in full satisfaction, compromise and release of any claims arising out of any termination of the Executive's employment pursuant to Section 6(c) or as the result of a Corporate Transaction, and such amounts shall be contingent upon the Executive's delivery of a general release of such claims upon termination of employment in a form reasonably satisfactory to the Company, it being understood that no Severance Benefits shall be provided unless and until the Executive determines to execute and deliver such release.

            (e) Death; Disability. Upon the death of the Executive, or upon the permanent disability (as defined below) of the Executive continuing for a period in excess of sixty (60) consecutive days, all obligations of the Company under this Agreement shall immediately terminate other than any obligation of the Company with respect to earned but unpaid Salary and earned benefits contemplated hereby to the extent accrued or vested through the date of termination. As used herein, the terms "permanent disability" or "permanently disabled" shall mean the inability of the Executive, by reason of injury, illness or other similar cause, to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of the Company, as determined reasonably and in good faith by the Company.

            (f) Notwithstanding termination of this Agreement as provided in this Section 6 or any other termination of Executive's employment with the Company, Executive's obligations under Section 7 hereof shall survive any termination of Executive's employment with the Company at any time and for any reason.


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

      7. Non-Competition, Non-Solicitation; Confidentiality; Proprietary Rights.

            (a) Noncompetition. Executive agrees that he shall not, during the term of this Agreement, and for a period of one (1) year thereafter:

                  (i) directly or indirectly own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, partner, member, joint venturer, director, officer, employee, consultant, agent, beneficiary, or otherwise with, any corporation, limited liability company, partnership, sole proprietorship, association, business, trust, or other organization, entity or individual which develops, manufactures or markets products or performs services which are competitive with or similar to the products or services of the Company or its subsidiaries in the Territory (defined below); provided, that Executive may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if Executive does not, directly or indirectly, own 1% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 1% or more of any class of equity securities, of such entity;

                  (ii) call upon, solicit, direct, take away, provide products or services to, or attempt to call upon, solicit, direct, take away or provide products or services to, or accept any orders of business from any customers or clients of the Company for products or services which are competitive with or similar to the products or services of the Company or its subsidiaries in the Territory;

                  (iii) solicit any employee of the Company to terminate such employee's employment with the Company, or agree to hire any such employee or former employee of the Company (unless at least 12 months have passed since the termination of such employee's employment with the Company); or

                  (iv) directly or indirectly request or advise any present or future supplier, service provider or financial resource of the Company to withdraw, curtail or cancel the furnishing of such service or resource to the Company.

            As used herein, "Territory" means the United States, Saudi Arabia or any member nations of the Gulf Cooperation Council.

            (b) Confidential Information. As used in this Agreement, the term "Confidential Information" shall mean information belonging to the Company (for purposes of this Section 7 including all predecessors of the Company) of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, domain names, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive in the course of Executive's employment by the Company, as well as other information to which Executive may have access in connection with Executive's employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive's duties under Section 7(c).

            (c) Confidentiality. In the course of performing services hereunder on behalf of the Company and its affiliates, Executive has had and from time to time will have access to Confidential Information. Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company or are produced by Executive in connection with Executive's employment will be and remain the sole property of the Company. Upon the termination of Executive's employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive's possession or control, shall be immediately returned to the Company.

            (d) Third Party Agreements and Rights. Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way Executive's use or disclosure of information or Executive's engagement in any business. Executive represents to the Company that Executive's execution of this Agreement, Executive's employment with the Company and the performance of Executive's proposed duties for the Company will not violate any obligations Executive may have to any such previous employer or other party. In Executive's work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.


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

            (e) Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive's performance of obligations pursuant to this Section 7(e).

            (f) Inventions. Executive recognizes that the Company and its affiliates possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive in the course of Executive's employment, including any of the foregoing which is based on or arises out of the Confidential Information, shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

            (g) Business Opportunities. Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive in the Company's general industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

            (h) Acknowledgment. Executive acknowledges that the provisions of this Section 7 are an integral part of Executive's employment arrangements with the Company.


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

      8. Parties in Interest; Certain Remedies. It is specifically understood and agreed that this Agreement is intended to confer a benefit, directly or indirectly, on the Company and its direct and indirect subsidiaries and affiliates, and that any breach of the provisions of this Agreement by the Executive or any of the Executive's affiliates will result in irreparable injury to the Company and its subsidiaries and affiliates, that the remedy at law alone will be an inadequate remedy for such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company or its subsidiaries and affiliates shall be entitled, in addition to any other remedy it may have, to enforce the specific performance of this Agreement by the Executive through both temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.

      9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, including that certain letter agreement dated August 3, 2005, outlining the terms of Executive's employment (the "Letter Agreement"), provided, however, that Executive will continue to receive the Shares (as defined in the Letter Agreement), in accordance with the terms as set forth in the Letter Agreement.

      10. Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

      11. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      12. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving parry. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.


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

      13. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at 1016 West Harris Road, Arlington, Texas 76001.

      14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a representative of the Company duly authorized by the Board of Directors.

      15. Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles thereof.

      16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which taken together shall constitute one and the same document.

      17. Certain Definitions. For purposes of this Agreement, the term "person" means an individual, corporation, limited liability company, partnership, entity, association, trust or any unincorporated organization; a "subsidiary" means any corporation more than 50 percent of whose outstanding voting securities, or any limited liability company, partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an "affiliate" of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

      18. Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret any of the rights or obligations under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which the prevailing party may be entitled.


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


      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



                                         COMPANY:
                                         --------

                                         US GLOBAL NANOSPACE, INC.


                                         By: /s/ Julie Seaman
                                             -----------------------------------
                                         Name:   Julie Seaman
                                         Title:  Chief Financial Officer


                                         EXECUTIVE:
                                         ----------

                                         /s/ Carl H. Gruenler
                                         ---------------------------------------
                                         Carl H. Gruenler


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